Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AEON Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value	457(c) and Rule 457(h)	1,000,000 (2)	$0.46205 (3)	$462,050.00 (3)	$153.10 per $1,000,000	$70.74
Total Offering Amounts					$462,050.00		$70.74
Total Fee Offsets					—		—
Net Fee Due					$462,050.00		$70.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock, par value $0.0001 per share (the “Common Stock”).

(2)	Represents 1,000,000 shares of Common Stock available for future issuance under the 2025 Employment Inducement Incentive Award Plan (the “Inducement Plan”) or that may become issuable under the Inducement Plan pursuant to its terms.

(3)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of Common Stock as reported on the NYSE American LLC on May 9, 2025, which date is within five business days prior to the filing of the Registration Statement to which this exhibit is attached.